Exhibit 10.2

May 22nd, 2012

Agreement

Dear Keith and Tim,

As discussed with Keith and Wiley this morning, I am detailing below my proposal for assisting Twin Cities Power (“TCP”) and Twin Cities Retail Energy (“TCRE”) in the raising of capital and in providing advisory services. I want to keep matters simple and I am doing this though my energy consulting practice, since I have carved that out of Meridian, although Katmando is an affiliate of Meridian through common ownership.

1.             On a best efforts basis, Katmando will raise $10-$30mn in debt and/or equity, or in combination, or such other amount as the parties may determine is required, either in name of TCP or TCRE, or in combination.

2.             Katmando will receive a 150 day exclusive for Canada, to complete the raise.

3.             Katmando will prepare such materials as may be required, such as short-form executive summary (“Greensheet”), PowerPoint etc.

4.             Katmando will work with TCP, TCRE, and its advisors and investment bankers in the USA, to ensure applicable securities laws compliance and will seek prior approval for the distribution/disclosure of any materials to third parties.

5.             Katmando will receive a Consulting Fee in the amount of $25,000 Canadian plus applicable taxes.  $12,500 shall be paid upon the signing this Agreement and $12,500 shall be payable within 30 days of the execution of the Agreement.

6.             Katmando will received flat commissions of 4% on any funds raised, paid upon each successful Closing.

7.             Katmando will be responsible for its own expenses, except for travel and accommodations incurred in connection with said capital raise, which shall be at TCP/TCRE cost, and for which prior approval shall be obtained.

8.             If after 150 days, but prior to the expiration of 1 calendar year from this date, any capital is raised from one or more of Katmando’s sources, then Katmando shall be entitled to the full commissions included in 5., above.

9.             The Agreement may be terminated by either party on fourteen (14) days written email notice to the non-terminating party.

If this Agreement is acceptable, please sign and return a copy, and thereafter an Invoice and wire transfer instructions will follow. I look forward to getting to work!

With kind regards,

Keith A. Turner

For TCP/TCRE  /s/ Timothy Krieger